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                                 UGI CORPORATION

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                 AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 1996
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                                    ARTICLE I

                       BACKGROUND AND STATEMENT OF PURPOSE


            Sec. 1.01 Background. The Senior Executive Retirement Plan for Certain Employees of UGI Corporation and its Subsidiaries and Affiliates (the "Senior Plan") was established effective as of January 1, 1985. Until April 10, 1992, it was maintained by UGI Utilities, Inc. (formerly named, prior to April 10, 1992, UGI Corporation and hereinafter sometimes referred to as "UGI Utilities"). On April 10, 1992, UGI Utilities became a subsidiary of New UGI Corporation which was renamed UGI Corporation ("UGI") on the same date. As of April 10, 1992, UGI assumed sponsorship of the Senior Plan and all obligations of UGI Utilities thereunder, and amended and restated the Senior Plan to reflect the transfer of Senior Plan sponsorship. UGI now wishes to amend the Senior Plan to eliminate participation by employees of AmeriGas Propane, Inc., to re-name the Senior Plan "The UGI Corporation Supplemental Executive Retirement Plan" ("SERP") and to make other changes. Accordingly, pursuant to the authority granted under Section 8.01 of the Senior Plan, it is hereby amended and restated in its entirety as of October 1, 1996.

            Sec. 1.02 Purpose. The SERP is maintained to provide a fair and competitive level of retirement benefits to certain management and other highly compensated employees who have, by operation of laws and regulations relating to qualified pension benefit plans, experienced a reduction in prospective retirement benefits under the Retirement Income Plan for Employees of UGI Utilities, Inc. (the "Pension Plan") and the UGI Utilities, Inc. Savings Plan and, from the Effective Date through September 30, 1996, the AmeriGas Propane, Inc. Savings Plan, collectively, (the "Savings Plan"). The Pension Plan and the Savings Plan are hereinafter referred to collectively as the "Plans". The benefits under the SERP are designed to compensate the Participants hereunder for the loss of benefits under the Plans where such loss is attributable to (i) the rules under Sections 414(s) and 415 of the Code which prevent the Participant's deferred compensation from being taken into account under the Plans, (ii) the limitations imposed under Section 401(a)(17) of the Code on the amount of the Participant's current (non-deferred) compensation that may be taken into account under the Plans, (iii) the limitations imposed under Section 415 of the Code on the benefits that may be paid to the Participant under the Pension Plan or the contributions that may be made on behalf of the Participant under the Savings Plan (or under a combination of the Plans), (iv) the limitations imposed under Sections 401(k) and 402(g) of the Code on the Participant's ability to make elective deferral contributions under the Savings Plan, (v) the limitations imposed under Section 401(m) of the Code on the ability of UGI and other


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participating employers to match Participant elective deferrals under the
Savings Plan or (vi) any combination of the foregoing. In addition, the benefits under the SERP are also designed to compensate certain terminated employees by taking into account periods of time during which payments are made under the UGI Corporation Senior Executive Severance Pay Plan for purposes of the Plans that would ordinarily be excluded from consideration. To address these purposes, certain employees of UGI and other participating employers will be provided with supplemental benefits to compensate them for the benefits that would have been otherwise payable from the funding vehicles associated with the Plans were it not for the limitations described above.


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                                   ARTICLE II

                                   DEFINITIONS


            Sec. 2.01   "Annual Bonus Plan" shall mean the UGI Corporation
Annual Bonus Plan or the UGI Utilities, Inc. Annual Bonus Plan, as amended from time to time, and any successor plans, and for fiscal years through 1996, the AmeriGas Propane, Inc. Annual Bonus Plan.

            Sec. 2.02   "Board" shall mean the Board of Directors of UGI.

            Sec. 2.03   "Category A Participant" shall mean each Employee who
participates in the SERP pursuant to the provisions of Section 3.01 hereof.

            Sec. 2.04   "Category B Participant" shall mean each Employee who
is designated a Participant in the SERP pursuant to the provisions of Section
3.02 hereof.

            Sec. 2.05   "Code" shall mean the Internal Revenue Code of 1986,
as amended.

            Sec. 2.06   "Committee" shall mean the Board, any committee
designated by the Board to which the Board delegates its authority and responsibility hereunder, or, if the Board delegates only a portion of its authority and responsibility hereunder to any such committee, then the Board as to its retained authority and responsibility and such committee as to the portion of the authority and responsibility delegated to it by the Board.

            Sec. 2.07   "Deferred Earnings" shall mean so much of an Employee's
compensation payable under the applicable Annual Bonus Plan as would otherwise be taken into account under the Plans, but which is not taken into account under the Plans due to an election by the Employee to have such compensation deferred to and paid in a subsequent year, excluding compensation payable under the applicable Annual Bonus Plan for years beginning prior to the Effective Date.

            Sec. 2.08   "Effective Date" shall mean January 1, 1985.

            Sec. 2.09   "Employee" shall mean any person in the employ of UGI or
another participating employer other than a person (i) whose terms and


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conditions of employment are determined through collective bargaining with a third party or (ii) who is characterized as an independent contractor by UGI no matter how characterized by a court or government agency, and no retroactive characterization of an individual's status for any other purpose shall make an individual an "Employee" for purposes hereof unless specifically determined otherwise by UGI for the purposes of this Plan.

            Sec. 2.10   "Excess Earnings" shall mean that portion of an

Employee's compensation from UGI or another participating employer that is not permitted to be taken into account under the Plans by operation of Section 401(a)(17) of the Code or any successor thereto, excluding any such compensation earned when the Employee was not a Participant.

            Sec. 2.11   "Participant" shall mean any Category A Participant
and any Category B Participant.

            Sec. 2.12   "Pension Plan" shall mean the Retirement Income Plan
for Employees of UGI Utilities, Inc., as currently in effect and as it may hereafter be amended, and any plan designated by the Board as a successor thereto.

            Sec. 2.13   "Pension Plan Earnings" shall mean so much of an
Employee's compensation from UGI or another participating employer as is taken into account in determining benefits or contributions under the Pension Plan for the relevant period.

            Sec. 2.14   "Salary Continuation Period" shall mean the Salary
Continuation Period, as defined in Section 2.17 of the UGI Corporation Senior Executive Employee Severance Pay Plan, of a Category B Participant.

            Sec. 2.15   "Savings Plan" shall mean the UGI Utilities, Inc.
Savings Plan and, from the Effective Date through September 30, 1996, the AmeriGas Propane, Inc. Savings Plan, as they may thereafter be amended, and any plans designated by the Board as successors thereto.

            Sec. 2.16   "SERP" shall mean the UGI Corporation Supplemental
Executive Retirement Plan as set forth herein, and as the same may hereafter be amended as well as prior iterations of the Senior Plan if the text so requires.

            Sec. 2.17   "Termination for Cause" shall mean termination of
employment by reason of misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a


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material adverse effect on the business, operations, assets, properties or financial condition of UGI and its subsidiaries and affiliates, taken as a whole.

            Sec. 2.18   "UGI" shall mean, prior to April 10, 1992, UGI
Utilities. From and after April 10, 1992, "UGI" shall mean UGI Corporation (formerly named New UGI Corporation).


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                                   ARTICLE III

                                  PARTICIPATION


            Sec. 3.01   Category A Participants.  Each Employee who is
eligible to receive a bonus under the applicable Annual Bonus Plan shall be a Category A Participant.

            Sec. 3.02   Category B Participants.  Each person who was
eligible to receive benefits under the UGI Corporation Senior Executive Severance Pay Plan due to termination of employment shall be a Category B Participant.

            Sec. 3.03   Multiple Participation.  Any Employee may be a
Category A and/or Category B Participant.


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                                   ARTICLE IV

                                    BENEFITS


            Sec. 4.01   Category A UGI Retirement Benefit.  Each Category A
Participant who is entitled to a benefit under the Pension Plan shall receive an annual benefit under the SERP equal to (a) reduced by (b), where:

                  (a) is the annual benefit that would have been produced under the Pension Plan if (i) the Participant's Excess Earnings (without regard to the limitations set forth in Section 401(a)(17) of the
            Code) and Deferred Earnings had been taken into account and (ii) the limitations set forth in Section 415 of the Code (or its successor) were inoperative; and

                  (b) is the annual benefit that the Participant is entitled to receive under the Pension Plan.

            Sec. 4.02   Category A Savings Benefit.  Each Category A Participant
            who has contributed the maximum amount permissible under the Savings Plan shall receive a benefit under the SERP equal to the sum of the annual benefits described in clauses (a) and (b), where:

                  (a) is an annual amount equal to the difference between the
            Participant's annual Employer Matching Contribution under the Savings Plan, and the amount of the Employer Matching Contribution which would have resulted for that year if (i) the Participant's Excess Earnings (without regard to the limitations set forth in Section 401(a)(17) of the Code) and Deferred Earnings had been taken into account, (ii) the limitations set forth in Section 415 of the Code (or its successor) were inoperative, (iii) the limitations set forth in Section 402(g) of the Code (or its successor) were inoperative and (iv) any cutbacks of contributions to the Savings Plans that were required to comply with nondiscrimination tests set forth in Sections 401(k) and/or 401(m) of the Code (or their successors) had not been made, beginning as of the


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            date the Participant became a Category A Participant; and

                  (b) an amount which represents an increase or decrease in the
            Participant's cumulative benefit described in Section 4.02 (a) as of the end of each Savings Plan Year ("Cumulative Savings Benefit"). The amount of the increase or decrease is equal to the product obtained by multiplying the Participant's Cumulative Savings Benefit by the Participant's individual rate per annum. The individual rate per annum is determined by dividing (X) by (Y), where (X) is the total of all actual gains and losses reported on the Participant's Savings Plan portfolio for the Savings Plan Year, measured on the last day of the Savings Plan Year, and (Y) is the sum of (i) the Participant's beginning balance on the first day of the Savings Plan Year and (ii) all contributions to the Participant's account during the Savings Plan Year.

            Sec. 4.03   Category B UGI Retirement Benefit.  Each Category B
Participant who is (or was) a Participant in the Pension Plan shall receive an annual benefit under the SERP in an amount equal to (a) reduced by (b), where:

                  (a) is the annual benefit that the Participant would have
            received under the Pension Plan if the Salary Continuation Period were taken into account in determining the Participant's Credited Service under the Pension Plan (such benefit to be determined without regard to the limitations set forth in the Code); and

                  (b) is the Participant's annual benefit under the Pension Plan determined without regard to the limitations set forth in the Code.

            Sec. 4.04   Category B Savings Benefit. Each Category B Participant
shall receive a benefit under the SERP in an amount equal to the Participant's Employer Matching Contribution(s) under the Savings Plan which would have been made had the Participant been eligible to participate in the Savings Plan and make Employee Elective Deferral Contributions to the Savings Plan during the Salary Continuation Period equal to the same percentage of his or her annual compensation (determined as of the day of his or her termination of


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employment) that he or she had designated immediately prior to his or her termination of employment.

            Sec. 4.05   Benefit Entitlement.  A Participant shall not be
entitled to receive a benefit under the SERP if he or she is not entitled to receive a benefit under the Pension Plan, or where applicable, the Savings Plan.

            Sec. 4.06   Divestiture.  Each Participant shall be divested of,
and shall immediately forfeit, any benefit to which he or she is otherwise entitled under the SERP if the Participant's employment is Terminated for Cause.


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                                    ARTICLE V

                   FORM AND TIMING OF BENEFIT DISTRIBUTION


            Sec. 5.01   General Rule for Form of Benefit Distributions. Unless
the Participant irrevocably elects otherwise, benefits payable under the SERP shall be paid in the same form, to the same person, as benefits under the Pension Plan; provided, however, that the benefits payable under Sections 4.02 and 4.04 shall be paid in the same form, to the same person, as the benefits under the Savings Plan. If benefits are payable under the Preretirement Survivor Annuity provisions of the Pension Plan, the benefits payable hereunder shall be in the same form (unless the Participant elects otherwise pursuant to Section 5.02); provided, however that if any portion of the Participant's benefit hereunder is payable under the Preretirement Survivor Annuity provisions of the Pension Plan, the Participant's spouse shall be entitled to an additional annual benefit of an amount equal to (i) reduced by (ii) where (i) is the annual Preretirement Survivor Annuity benefit under the Pension Plan determined as if the Participant had been employed by UGI during the Salary Continuation Period and (ii) is the actual annual Preretirement Survivor Annuity benefit under the Pension Plan.

            Sec. 5.02   Alternate Mode of Benefit Distribution. Any Participant
(or a Participant's spouse in the event benefits are payable following the Participant's death) may irrevocably elect to receive (i) payment of benefits under this Plan in a specified form or forms available to the Participant under the Pension Plan or Savings Plan, as applicable; or (ii) an actuarially equivalent single sum payment. Any such election shall be made no later than the date such individual receives, or begins to receive, benefits under the Pension Plan or Savings Plan, as applicable. The Board shall approve, and may from time to time change, the tables, methods and assumptions pursuant to which such actuarial equivalencies may be calculated.

            Sec. 5.03   Small Benefit Payments.  Notwithstanding any other
provision of the SERP, if the actuarial equivalent lump sum value of the Participant's benefit, determined as of the date such Participant terminated employment, is less than such amount as the Committee may specify, such benefit (or the remainder of the benefit if benefit payments have commenced in accordance with the provisions of Section 5.01 and the Committee, in its discretion, applies this Section 5.03 to benefits in pay status) may be paid, at the discretion of the Committee, in a single sum payment.


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            Sec. 5.04 Timing of Benefit Distributions. In the event a
Participant fails to elect a form of payment under Section 5.02 prior to the beginning of the calendar year in which benefits otherwise become payable hereunder, benefits shall be paid, or commence to be paid, to such Participant in the calendar year following the year in which benefits are otherwise payable hereunder.


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                                   ARTICLE VI

                               FUNDING OF BENEFITS


            Sec. 6.01   Source of Funds. UGI's obligation hereunder shall
constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of UGI or any trust established by UGI to fund such obligations.

            Sec. 6.02   Participant Contributions.  There shall be no
contributions made by Participants under the SERP.


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                                   ARTICLE VII

                                  THE COMMITTEE


            Sec. 7.01   Appointment and Tenure of Committee Members.  The
Committee shall consist of one or more persons who shall be appointed by and serve at the pleasure of the Board. Any Committee member may resign by delivering his or her written resignation to the Board. Vacancies arising by the death, resignation or removal of a Committee member may be filled by the Board.

            Sec. 7.02   Meetings; Majority Rule.  Any and all acts of the
Committee taken at a meeting shall be by a majority of all members of the Committee. The Committee may act by vote taken in a meeting (at which a majority of members shall constitute a quorum). The Committee may also act by unanimous consent in writing without the formality of convening a meeting.

            Sec. 7.03   Delegation. The Committee may, by majority decision,
delegate to each or any one of its number, authority to sign any documents on its behalf, or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though such person alone may sign any document required by third parties. The Committee shall elect one of its number to serve as Chairperson. The Chairperson shall preside at all meetings of the Committee or shall delegate such responsibility to another Committee member. The Committee shall elect one person to serve as Secretary to the Committee. All third parties may rely on any communication signed by the Secretary, acting as such, as an official communication from the Plan Administrator.

            Sec. 7.04   Authority and Responsibility of the Committee.  The
Committee shall have only such authority and responsibilities as are delegated to it by the Board or specifically provided herein. Among those delegable authorities and responsibilities are:

                  (a) maintenance and preservation of records relating to
            Participants, former Participants, and their beneficiaries;


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                  (b) preparation and distribution to Participants of all
            information and notices required under Federal law or the provisions of the SERP;

                  (c) preparation and filing of all governmental reports and other information required under law to be filed or published;

                  (d) construction of the provisions of the SERP, to correct defects therein and to supply omissions thereto;

                  (e) engagement of assistants and professional advisers;

                  (f) arrangement for bonding, if required by law; and

                  (g) promulgation of procedures for determination of claims for benefits.

            Sec. 7.05 Compensation of Committee Members. The members of the Committee shall serve without compensation for their services as such, but all expenses of the Committee shall be paid or reimbursed by UGI.

            Sec. 7.06 Committee Discretion. Any discretion, actions, or interpretations to be made under the SERP by the Committee on behalf of UGI or any other participating employer shall be made in its sole capacity, not acting in a fiduciary capacity, need not be uniformly applied to similarly situated individuals, and shall be final, binding, and conclusive on the parties.

            Sec. 7.07 Indemnification of the Committee. Each member of the Committee shall be indemnified by UGI against costs, expenses and liabilities (other than amounts paid in settlement to which UGI does not consent) reasonably incurred by him or her in connection with any action to which he or she may be a party by reason of his or her service as a member of the Committee, except in relation to matters as to which he or she shall be adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of his or her duties. The foregoing right to indemnification shall be in addition to such other rights as the Committee member may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a


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waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Committee member may be entitled pursuant to the by-laws of UGI. Service on the Committee shall be deemed in partial fulfillment of the Committee member's function as an employee, officer and/or director of UGI, if he or she serves in that capacity as well as in the role of Committee member.


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                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION


            Sec. 8.01   Amendment. The provisions of the SERP may be amended at
any time and from time to time by a resolution of the Board for any reason without either the consent of or prior notice to any Participant; provided, however, that no such amendment shall serve to reduce the benefit that has accrued on behalf of a Participant as of the effective date of the amendment.

            Sec. 8.02   Plan Termination.  While it is UGI's intention to
continue the SERP indefinitely in operation, the right is, nevertheless, reserved to terminate the SERP in whole or in part at any time for any reason without either the consent of or prior notice to any Participant; provided, however, that no such termination shall serve to reduce the benefit that has accrued on behalf of a Participant as of the effective date of the termination.


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                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS


            Sec. 9.01 Nonalienation of Benefits. None of the payments, benefits or rights of any participant under the SERP shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the SERP, except any right to designate a beneficiary or beneficiaries in connection with any form of benefit payment providing benefits after the Participant's death.

            Sec. 9.02 No Contract of Employment. Neither the establishment of the SERP, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whomsoever, the right to be retained in the service of UGI or any other participating employer, and all Participants and other Employees shall remain subject to discharge to the same extent as if the SERP had never been adopted.

            Sec. 9.03 Severability of Provisions. If any provision of the SERP shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the SERP shall be construed and enforced as if such provision had not been included.

            Sec. 9.04 Heirs, Assigns and Personal Representatives. The SERP shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future. Unless the Committee directs otherwise, UGI shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of UGI, or a division or Affiliate thereof, (i) to acknowledge expressly that this SERP is binding upon and enforceable against such successor in accordance with the terms hereof, (ii) to become jointly and severally obligated with UGI to perform the obligations under this SERP, and (iii) to agree not to amend or terminate the plan for a period of three (3) years after the date of succession without the consent of the affected Participant.


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            Sec. 9.05   Headings and Captions.  The headings and captions
herein are provided for reference and convenience only, and shall not be considered part of the SERP, and shall not be employed in the construction of the SERP.

            Sec. 9.06   Gender and Number.  Except where otherwise clearly
indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

            Sec. 9.07   Controlling Law.  The SERP shall be construed and
enforced according to the laws of the Commonwealth of Pennsylvania, exclusive of conflict of law provisions thereof, to the extent not preempted by Federal law, which shall otherwise control.

            Sec. 9.08   Payments to Minors, Etc. Any benefit payable to or for
the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge UGI, the Board, the Committee and all other parties with respect thereto.

            Sec. 9.09   Reliance on Data and Consents. UGI, the Board, the
Committee, all fiduciaries with respect to the SERP, and all other persons or entities associated with the operation of the SERP, and the provision of benefits thereunder, may reasonably rely on the truth, accuracy and completeness of all data provided by the Participant, including, without limitation, data with respect to age, health and marital status. Furthermore, UGI, the Board, the Committee and all fiduciaries with respect to the SERP may reasonably rely on all consents, elections and designations filed with the SERP or those associated with the operation of the SERP by any Participant, or the representatives of any such person without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of the SERP or the benefits provided under the SERP shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants to advise the appropriate parties of any change in such data.

            Sec. 9.10 Lost Payees. A benefit shall be deemed forfeited if the Board or the Committee is unable to locate a Participant to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the proper payee for the forfeited benefit.


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            IN WITNESS WHEREOF, and as evidence of its adoption of the Plan, the
Company has caused the same to be executed by its duly authorized officers and its corporate seal to be affixed hereto as of the lst day of May, 1998.



Attest:                                         UGI CORPORATION



_________________________           By: __________________________
Brendan P. Bovaird                         Lon R. Greenberg
Corporate Secretary                        Chairman, President, and
                                           Chief Executive Officer



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